Exhibit 99.1

Contact:
Jennifer Flachman
AMERCO Investor Relations
(602) 263-6601
flachman@amerco.com

FOR IMMEDIATE RELEASE

AMERCO ANNOUNCES COMMON STOCK REPURCHASE PLAN

RENO, Nev. — (Sept. 13, 2006) AMERCO (Nasdaq: UHAL), the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Republic Western Insurance Company and Amerco Real Estate Company, announced today that its Board of Directors has authorized the Company to repurchase up to $50 million of its Common Stock. The stock may be repurchased by the Company from time to time on the open market between now and October 31, 2007. As of June 30, 2006, AMERCO had approximately 21,284,604 shares of common stock outstanding.

The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations. The purchases will be funded from available working capital.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,400 locations in all 50 United States and 10 Canadian provinces, the Company has the largest consumer truck-rental fleet in the world, with over 93,000 trucks, 80,675 trailers and 33,500 towing devices. U-Haul has also been a leader in the storage industry since1974, with more than 377,000 rooms and approximately 33 million square feet of storage space at nearly 1,050 owned and managed facilities throughout North America.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended June 30, 2006, which is on file with the SEC.

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